Ernest J. Wright
                                             Secretary
                                             Travelers Distribution LLC
                                             P. O. Box 990026
                                             Hartford, CT  06199-0026
                                             Telephone: (860) 308-7528
                                             Fax: (860) 308-3922


                                             March 30, 2005


U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Attention: IM Filing Desk


Re:    The Travelers Insurance Company
       Registered Fixed Account
       File No. 333-120754


Members of the Commission:

       Pursuant to Rule 461 under the Securities Act of 1933, Travelers Distribution LLC, as principal underwriter for the contracts described in the above Registration Statement, hereby respectfully request the acceleration of the effective date of this Registration Statement to May 2, 2005, or as soon thereafter as possible.

       You may direct any questions regarding this filing to me at (860)
308-6894.


                                             Sincerely,

                                             /s/ Ernest J. Wright